Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160231

Ruth’s Hospitality Group, Inc. Sets a Record Date for its Rights Offering

and Special Meeting of Stockholders

HEATHROW, FL—(BUSINESS WIRE)—January 11, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) announced today that it has established a record date of January 20, 2010 for its previously announced common stock rights offering.

Under the terms of the rights offering, the Company will distribute at no charge to the holders of its common stock as of the close of business on the record date one transferable subscription right for each share of Company common stock then owned. Each subscription right will entitle the holder to purchase a number of shares of common stock to be determined by the Company’s board of directors at an exercise price per share to be determined by the Company’s board of directors. The Company currently expects to announce the price per share and the number of shares that may be purchased per right prior to January 15, 2010.

The Company currently expects that the subscription period for the rights offering will begin on the day following the record date and will remain open for approximately 20 days thereafter, although the Company reserves the right to extend the subscription period and to cancel the rights offering at any time. The Company will file a prospectus supplement with the Securities and Exchange Commission detailing the specific terms and conditions of the rights offering.

The Company also announced today that it has established a record date of January 20, 2010 for its previously announced special meeting of stockholders to consider the approval of the proposed sale of $25.0 million of the Company’s newly-created Series A 10% Convertible Preferred Stock to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction. The Company’s stockholders as of the close of business on the record date will be entitled to vote at the special meeting. The Company has filed a preliminary proxy statement and will file a definitive proxy statement with the Securities and Exchange Commission detailing the specific matters to be considered at the special meeting.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc. was founded in 1965 and currently has more than 150 Company- and franchisee-owned locations worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Important Notice

The Company has filed a registration statement (including a prospectus) with the SEC (File No. 333-160231) and intends to file a prospectus supplement with respect to its proposed common stock rights offering. Before you invest, you should read the prospectus and, when filed, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and the rights offering.

In connection with the Company’s proposed private placement transaction, the Company has filed a preliminary proxy statement with the SEC and intends to file a definitive proxy statement and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the private placement transaction. Information about the Company’s directors and executive officers and their ownership of its securities will be set forth in the definitive proxy statement to be filed by the company with the SEC.

When available, you may obtain the foregoing documents, including the prospectus supplement and the preliminary and definitive proxy statements, for free by visiting the SEC web site at www.sec.gov. In addition, copies of the prospectus and prospectus supplement for the rights offering may be obtained, when available, from the information agent to be identified in the prospectus supplement. Investors should read the definitive proxy statement and the prospectus and prospectus supplement carefully before making any voting or investment decision because these documents will contain important information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result” or other similar words and phrases. Similarly, statements herein that describe our objectives, plans or goals also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by our forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release after the date hereof.